Exhibit 4.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

         U. S. Laboratories Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That pursuant to the unanimous written consent of the Board of Directors of U. S. Laboratories Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for a consent solicitation of the stockholders of said corporation for consideration thereof. The following is an additional paragraph to Article "Fourth:"

                  C. Reverse Stock Split.

                  Each outstanding share of common stock is hereby converted into 0.8413 shares of common stock. All fractional shares will be rounded to the nearest whole number.

         SECOND: That thereafter, pursuant to a written consent, a majority of the shares of the outstanding stock of said corporation were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said U. S. Laboratories has caused this certificate to be signed by James Wait, its authorized officer, this 23rd day of February, 1999.

                                            By: /S/ James Wait
                                                James Wait
                                                Chief Financial Officer


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